June 2, 2025 Ron Janish Dear Ron, You have been a valued member of the Perrigo leadership team for many years. We are pleased to offer you the opportunity to return to the United States to continue your employment with Perrigo as a U.S. employee after your Irish assignment is completed on or about 31 August 2025. Immediately upon your return to the U.S., and with no waiting period, you will be eligible to participate in our U.S. health and welfare benefits, to include Health/Rx, Dental, and Vision. As a U.S. based employee, upon termination of your employment with Perrigo, you will be offered continuation of your healthcare coverage through COBRA, as required by law. You will also qualify for Perrigo's Employee Assistance Program, Tuition Reimbursement, paid time off (PTO) of 15 days, and Paid Holidays. Please refer to the Perrigo Total Rewards Guide for a full description of all the benefits you are eligible to receive. Additionally, you will be eligible to participate in our retirement benefits that include 401(k) and profit sharing. This will include an annual company match of up to 3%, and an automatic company contribution of 3% of eligible earnings. We are pleased to offer you the following: Position Title: Supply Chain & Operations Advisor Annual Base Salary: $651,000 USD Assignment End Date: September 30, 2025. Date can be extended if mutually agreed upon by you and Perrigo. Manager: Patrick Lockwood-Taylor If you accept this offer, you agree that you will make yourself available to assist Perrigo in the transition of your duties. Your obligation in this regard will generally be remote but may include travel to a Perrigo office/location. You acknowledge and agree that due to the fixed-term nature of this position, you will not qualify for any severance pay and benefits provided under the Perrigo Company PLC U.S. Employee Severance Policy as Amended and Restated Effective February 13, 2019 Docusign Envelope ID: A9CC71F6-2E36-4B0D-89DC-109955D8F36A

(the “Policy”) and that you are not an “eligible employee” per the terms of the Policy, Section 2.9. You understand and agree that you have already been provided with severance pay and benefits per the terms of the Perrigo Employee Severance Programme, Ireland, the Compromise Waiver Agreement you executed in association with the conclusion of your Irish assignment, and your 3 March 2023 Employment Agreement. You further acknowledge and agree that due to the fixed-term nature of this position and the fact that you have received compensation for 2025 AIP per the terms of the Perrigo Employee Severance Programme, Ireland, you will not be eligible for a pro-rated AIP bonus for 2025. Finally, you acknowledge that you will only be entitled to the benefits and employment term offered in this letter if you agree to sign a full and final release of all claims against Perrigo, in the form attached to this agreement, following your last day of U.S. based employment. Sincerely, Perrigo Company Robert Willis, EVP & CHRO ACKNOWLEDGEMENT Date Ronald Janish-1] Docusign Envelope ID: A9CC71F6-2E36-4B0D-89DC-109955D8F36A 02-Jun-2025 | 8:03 BST 02-Jun-2025 | 12:06 PDT